SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

          March 5, 2003

Date of Report
(Date of earliest event reported)

          ESTERLINE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-06357 (Commission File No.)	13-2595091 (IRS Employer Identification No.)

      10800 NE 8th Street, Bellevue, Washington 98004
(Address of principal executive offices, including zip code)

                                    (425) 453-9400
(Registrant's telephone number, including area code)

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Item 5.    Other Events

      Esterline Technologies Corporation, a Delaware corporation (the "Company") held its 2003 annual shareholders meeting on March 5, 2003 at 10:00 a.m. at the Harbor Club-Bellevue, located in Bellevue, Washington. Of the 20,806,561 shares of common stock eligible to vote at the annual meeting, 18,715,760 shares, or approximately 90%, were present in person or by proxy. The shareholders approved the election of Ross J. Centanni, Robert S. Cline and Wendell P. Hurlbut to serve as directors in the class of directors whose term expires at the 2006 annual meeting, the election of Anthony P. Franceschini to serve as director in the class of directors whose term expires at the 2005 annual meeting and the approval of an amendment to the Company's Amended and Restated 1997 Stock Option Plan (the "1997 Plan") for key employees authorizing the issuance of options to purchase an additional 750,000 shares of common stock of the Company. The tabulation of the votes for the election of directors and the approval of the amendment to the 1997 Plan is as follows:

Nominee	For	Withheld
Ross J. Centanni	17,882,724	833,036
Robert S. Cline	17,872,724	843,036
Wendell P. Hurlbut	17,854,920	860,840
Anthony P. Franceschini	18,548,911	166,849
	For	Against	Abstentions
Amendment to the 1997 Plan	14,682,357	3,592,707	440,696

There were no broker non-votes for the proposal above.

      Effective at the conclusion of the 2003 annual meeting, Robert F. Goldhammer retired as director. Mr. Goldhammer's retirement is in accordance with the Board of Directors' policy that does not permit directors to stand for re-election after reaching the age of 72.

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      The Board of Directors appointed members to serve on the Audit Committee, Compensation & Stock Option Committee and Nominating & Corporate Governance Committee of the Board pursuant to recommendations made by the Nominating & Corporate Governance Committee. Effective March 5, 2003, the members of the committees of the Board of Directors are as follows:

Audit Committee

John F. Clearman, Chairman
Ross J. Centanni
Robert S. Cline
Anthony P. Franceschini

Compensation & Stock Option Committee

E. John Finn, Chairman
Richard R. Albrecht
Wendell P. Hurlbut
Jerry D. Leitman

Nominating & Corporate Governance Committee

Robert S. Cline, Chairman
Ross J. Centanni
Wendell P. Hurlbut

Executive Committee

Robert W. Cremin, Chairman
Richard R. Albrecht
E. John Finn
Jerry D. Leitman

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date:  March 10, 2003

ESTERLINE TECHNOLOGIES CORPORATION
By: /s/ Robert D. George Robert D. George Vice President, Chief Financial Officer, Secretary and Treasurer

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